Exhibit 99.1

ATLANTIC AMERICAN CORPORATION REPORTS FOURTH QUARTER AND YEAR-END RESULTS FOR 2022, FIRST QUARTER RESULTS FOR 2023

REPORTS BRING THE COMPANY CURRENT WITH ALL FILINGS

ATLANTA, Georgia, June 30, 2023 - Atlantic American Corporation (Nasdaq: AAME) announced today that the Company has filed its Annual Report on Form 10-K for the year ended December 31, 2022 (the “Form 10-K”) and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023 (the “Form 10-Q”).

As previously announced, the Company was unable to file its Form 10-K and Form 10-Q within the prescribed time periods because the Company required additional time to finalize its actuarial valuation procedures and related financial statement balances within the Company’s life and health segment, Bankers Fidelity.  The need for additional time resulted from a change in the systems used to perform the actuarial valuations.  Effective today, the Company is up-to-date on its filing of periodic financial reports with the Securities and Exchange Commission.

Quarter and Year Ended December 31, 2022
The Company reported net income for the three month period ended December 31, 2022 of $1.0 million, or $0.05 per diluted share, as compared to net income of $2.7 million, or $0.12 per diluted share, for the comparable period in 2021.  For the year ended December 31, 2022, the Company reported net income of $1.5 million, or $0.06 per diluted share, as compared to net income of $4.3 million, or $0.19 per diluted share for the comparable period in 2021.  The decrease in net income during the fourth quarter of 2022 was primarily due to a $4.4 million decrease in realized gains, partially offset by a $2.5 million decrease in insurance benefits and losses incurred within the Company’s life and health operations.  The decrease in net income for the year ended December 31, 2022 was primarily due to a $9.5 million decrease in unrealized gains on equity securities coupled with a $4.9 million decrease in realized gains, partially offset by an $11.0 million decrease in benefits and losses incurred within the Company’s life and health operations.  As a percentage of premium, losses incurred within the Medicare supplement line of business decreased for the three month period and year ended December 31, 2022, primarily as a result of improved rate adequacy.

Operating income (Non-GAAP, as defined below) increased to $3.5 million in the three month period ended December 31, 2022 as compared to $2.6 million for the three month period ended December 31, 2021.  For the year ended December 31, 2022, the Company reported operating income of $9.6 million compared to operating loss of $1.5 million for the comparable period in 2021.  The increase in operating income for the three and twelve month periods was primarily due to a decrease in insurance benefits and losses in the Company’s life and health operations, as mentioned above, predominantly within the Medicare supplement line of business.

Quarter Ended March 31, 2023
The Company reported net loss of $1.4 million, or $0.08 per common share, in the first quarter of 2023 compared to net income of $2.8 million, or $0.13 per common share, in the first quarter of 2022.  The decrease in net income for the first quarter of 2023 is primarily the result of a $4.6 million decrease in unrealized gains on equity securities due to fluctuations in market values.

Operating income decreased to $0.6 million in the three month period ended March 31, 2023 compared to $1.6 million in the three month period ended March 31, 2022.  The decrease in operating income was primarily due to unfavorable loss experience in the property and casualty operations due to an increase in the frequency and severity of claims within the automobile liability line of business.

Commenting on the results, Hilton H. Howell, Jr., Chairman, President and Chief Executive Officer, stated, “We are absolutely delighted to finally release our fourth quarter 2022 and first quarter 2023 results.  It is unfortunate that the process of converting our valuation systems resulted in delays in filing our financial reports, but we are very pleased to report that this was one of our best years ever with $9.6 million in operating income for the Company during 2022.  Each of our life, health, and property and casualty segments is performing quite well and we look forward to the balance of 2023 with optimism.”

Atlantic American Corporation is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company, Bankers Fidelity Assurance Company and Atlantic Capital Life Assurance Company.

Note regarding non-GAAP financial measure: Atlantic American Corporation presents its consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP).  However, from time to time, the Company may present, in its public statements, press releases and filings with the Securities and Exchange Commission, non-GAAP financial measures such as operating income (loss). We define operating income (loss) as net income (loss) excluding: (i) income tax expense (benefit); (ii) realized investment gains, net; and (iii) unrealized (gains) losses on equity securities, net.  Management believes operating income (loss) is a useful metric for investors, potential investors, securities analysts and others because it isolates the “core” operating results of the Company before considering certain items that are either beyond the control of management (such as income tax expense (benefit), which is subject to timing, regulatory and rate changes depending on the timing of the associated revenues and expenses) or are not expected to regularly impact the Company’s operating results (such as any realized and unrealized investment gains (losses), which are not a part of the Company’s primary operations and are, to a limited extent, subject to discretion in terms of timing of realization).  The financial data attached includes a reconciliation of operating income (loss) to net income (loss), the most comparable GAAP financial measure.  The Company’s definition of operating income (loss) may differ from similarly titled financial measures used by others.  This non-GAAP financial measure should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks, including the Company’s ability to remediate the identified material weakness in its internal control over financial reporting and those other risks and uncertainties detailed in statements and reports that Atlantic American Corporation files from time to time with the Securities and Exchange Commission.

For further information contact:
J. Ross Franklin	Hilton H. Howell, Jr.
Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5580	404-266-5505

Atlantic American Corporation
Financial Data

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Unaudited; In thousands, except per share data)	2022	2021	2022	2021
Insurance premiums
Life and health	$28,391	$29,216	$115,164	$116,234
Property and casualty	16,523	17,685	70,276	67,982
Insurance premiums, net	44,914	46,901	185,440	184,216

Net investment income	2,422	2,012	9,932	8,528
Realized investment gains, net	1	4,383	30	4,903
Unrealized gains (losses) on equity securities, net	(2,106)	(3,564)	(7,562)	1,894
Other income	-	-	11	13

Total revenue	45,231	49,732	187,851	199,554

Insurance benefits and losses incurred
Life and health	18,278	20,798	76,281	87,261
Property and casualty	10,626	10,876	47,175	44,433
Commissions and underwriting expenses	10,819	10,826	46,713	47,496
Interest expense	661	347	1,952	1,387
Other expense	3,483	3,497	13,634	13,675

Total benefits and expenses	43,867	46,344	185,755	194,252

Income before income taxes	1,364	3,388	2,096	5,302
Income tax expense	318	723	571	1,021

Net income	$1,046	$2,665	$1,525	$4,281

Earnings per common share (basic)	$0.05	$0.13	$0.06	$0.19
Earnings per common share (diluted)	$0.05	$0.12	$0.06	$0.19

Reconciliation of Non-GAAP financial measure

Net income	$1,046	$2,665	$1,525	$4,281
Income tax expense	318	723	571	1,021
Realized investment gains, net	(1)	(4,383)	(30)	(4,903)
Unrealized (gains) losses on equity securities, net	2,106	3,564	7,562	(1,894)

Non-GAAP operating income (loss)	$3,469	$2,569	$9,628	$(1,495)

Selected balance sheet data	December 31, 2022	December 31, 2021

Total cash and investments	$257,575	$308,195
Insurance subsidiaries	251,378	302,302
Parent and other	6,197	5,893
Total assets	367,064	402,286
Insurance reserves and policyholder funds	202,651	201,797
Debt	35,747	33,738
Total shareholders' equity	102,193	141,286
Book value per common share	4.74	6.66
Statutory capital and surplus
Life and health	36,672	38,625
Property and casualty	53,023	52,724

Atlantic American Corporation
Financial Data

	Three Months Ended March 31,
(Unaudited; In thousands, except per share data)	2023	2022
Insurance premiums
Life and health	$28,889	$29,738
Property and casualty	17,211	17,343
Insurance premiums, net	46,100	47,081

Net investment income	2,541	2,340
Realized investment losses, net	-	(10)
Unrealized gains (losses) on equity securities, net	(2,375)	2,193
Other income	3	4

Total revenue	46,269	51,608

Insurance benefits and losses incurred
Life and health	17,800	20,691
Property and casualty	12,660	10,478
Commissions and underwriting expenses	12,918	12,836
Interest expense	750	354
Other expense	3,959	3,453

Total benefits and expenses	48,087	47,812

Income (loss) before income taxes	(1,818)	3,796
Income tax expense (benefit)	(372)	954

Net income (loss)	$(1,446)	$2,842

Earnings (loss) per common share (basic & diluted)	$(0.08)	$0.13

Reconciliation of Non-GAAP financial measure

Net income (loss)	$(1,446)	$2,842
Income tax expense (benefit)	(372)	954
Realized investment losses, net	-	10
Unrealized (gains) losses on equity securities, net	2,375	(2,193)

Non-GAAP operating income (loss)	$557	$1,613

Selected balance sheet data	March 31, 2023	December 31, 2022

Total cash and investments	$249,207	$257,575
Insurance subsidiaries	243,965	251,378
Parent and other	5,242	6,197
Total assets	353,595	367,064
Insurance reserves and policyholder funds	191,243	202,651
Debt	36,738	35,747
Total shareholders' equity	104,379	102,193
Book value per common share	4.85	4.74
Statutory capital and surplus
Life and health	32,426	36,672
Property and casualty	53,302	53,023